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                                                                       EXHIBIT 5

            [LETTERHEAD OF LOCKE PURNELL RAIN HARRELL APPEARS HERE]


                                  May 8, 1996

Atmos Energy Corporation
5430 LBJ Freeway
1800 Three Lincoln Center
Dallas, TX 75240-0205

Gentlemen:

     We have acted as counsel for Atmos Energy Corporation, a Texas corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 under the Securities Act of 1933, as amended, covering 313,411 shares (the "Shares") to be offered for sale from time to time by Robert H. Meyer, a shareholder of the Company. The Shares were acquired by Mr. Meyer in a merger transaction consummated on November 29, 1995 (the "Merger"), pursuant to which the Company acquired Oceana Heights Gas Company.

     We have examined such Merger documents and such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this Opinion. On the basis of the foregoing, it is our opinion that:

     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Texas.

     2. The Shares were duly authorized, validly issued and fully paid, and are non-assessable.

     3. We consent to the reference to our firm under the heading "Legal Opinion" in the Prospectus included in the Registration Statement, and to the filing of this Opinion as Exhibit 5 thereto and in connection with the registration or qualification of the Shares under the applicable securities laws of any state or jurisdiction.

                                        Very truly yours,

                                        LOCKE PURNELL RAIN HARRELL


                                        By:    /s/ DAN BUSBEE
                                           ------------------------
                                               Dan Busbee